Exhibi 10.1

COHEN & COMPANY INC.

NON-QUALIFIED DEFERRED COMPENSATION PLAN

Effective February 12, 2020

TABLE OF CONTENTS

Page

Article I The Plan		1

1.1	Establishment of Plan	1
1.2	Purpose of Plan	1
1.3	Application of the Plan	1
1.4	Compliance with Code Section 409A	1

Article II Definitions		2

2.1	“Account”	2
2.2	“Affiliate”	2
2.3	“Award Letter”	2
2.4	“Base Cash Salary”	2
2.5	“Beneficiary”	2
2.6	“Bonus”	2
2.7	“Change of Control”	2
2.8	“Committee”	4
2.9	“Code”	4
2.10	“Company”	4
2.11	“Company Allocations”	4
2.12	“Credited Earnings”	4
2.13	“Deferral Agreement”	4
2.14	“Disability” or “Disabled”	4
2.15	“Effective Date”	4
2.16	“Eligible Executive”	5
2.17	“Employee”	5
2.18	“Employment Agreement”	5
2.19	“ERISA”	5
2.20	“Participant”	5
2.21	“Participating Employer”	5
2.22	“Plan”	5
2.23	“Plan Administrator”	5
2.24	“Plan Year”	5
2.25	“Termination of Employment”	5
2.26	“Unforeseen Financial Emergency”	5

Article III Eligibility for Participation and Deferral of Compensation		7

3.1	Eligibility to Defer Compensation	7
3.2	Deferrals	7
3.3	Timing of Deferral Elections.	7

Article IV Accounts; Company Allocations and Credited Earnings		9

4.1	Accounts	9
4.2	Company Allocations	9
4.3	Adjustment of Accounts	9

4.4	Account Balances	9
4.5	Account Statements	9

Article V Payment of Benefits		10

5.1	Payment Date	10
5.2	Time of Distribution	10
5.3	Form of Distribution	11
5.4	Designation of Beneficiary	11
5.5	Distribution Due to an Unforeseen Financial Emergency	12
5.6	Loans	12

Article VI Funding of the Plan		13

6.1	Funding	13
6.2	Creation of Rabbi Trust	13

Article VII Administration		14

7.1	Administration	14
7.2	Finality of Determination	14
7.3	Indemnification	14
7.4	Unsecured Interest	14

Article VIII Claims Procedure		15

8.1	Claims Procedure	15
8.2	Finality of Committee Determinations	15
8.3	Additional Claim Information	15

Article IX General Provisions		17

9.1	Effect of Merger, Consolidation Acquisition or Reorganization	17
9.2	Amendment or Termination	17
9.3	No Right to Continuing Employment	17
9.4	Non-alienation of Benefits	17
9.5	Offset	17
9.6	Binding on Participating Employers, Participants and Their Successors	17
9.7	Payments to Minors; Incapacity of Recipient	18
9.8	Governing Law	18
9.9	Severability	18
9.10	Interpretation	18
9.11	Limitations on Liabilities	18
9.12	Plan Expenses	19
9.13	Withholding	19
9.14	Tax Effect	19
9.15	Effect on Other Employee Benefits	19
9.16	Number and Headings	20

Article I	The Plan

1.1              Establishment of Plan. Cohen & Company Inc. (the “Company”) hereby establishes, effective as of February 12, 2020, an unfunded nonqualified deferred compensation plan for a select group of management and highly compensated employees to be known as the Cohen & Company Inc. Nonqualified Deferred Compensation Plan (the “Plan”).

1.2              Purpose of Plan. The purpose of the Plan is to provide for certain Company Allocations to a Participant’s Account. If authorized by the Compensation Committee, the Plan may also provide Eligible Executives with the opportunity to defer, annually, the receipt of a portion of their compensation. It is the intent that this Plan constitute a separate unfunded plan that meets the requirements of, and that is classified as, a plan which is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(3), and 401(a)(1) of ERISA. As such, it is intended that the Plan be exempt from the relevant requirements of Title I of ERISA. In addition, this Plan is not intended to satisfy the qualification requirements of Code section 401.

1.3              Application of the Plan. The terms of this Plan are applicable only with respect to the deferral of compensation on or after February 12, 2020.

1.4              Compliance with Code Section 409A. The Plan is intended to comply and shall be interpreted consistent with the requirements of Code section 409A and the Treasury regulations issued thereunder.

Article II	Definitions

2.1              “Account” shall mean the recordkeeping account established and maintained by the Company to record a Participant’s cumulative Company Allocations and deferrals (if allowed) under the terms of this Plan, plus any adjustments due to Credited Earnings designated under Article IV. A Participant’s Account may be divided into subaccounts.

2.2              “Affiliate” shall mean any corporation, trade, or business if it and the Company are members of a controlled group of corporations, are under common control, or are members of an affiliated service group, within the meaning of Code sections 414(b), 414(c) and 414(m), respectively. The term “Affiliate” shall also include any other entity required to be aggregated with the Company pursuant to regulations under Code section 414(o).

2.3              “Award Letter” shall mean the letter issued to a Participant reflecting the amount and terms of the Company Allocation made to the Account of a Participant.

2.4               “Base Cash Salary” shall mean the total annual cash compensation which would have been paid to a Participant currently, notwithstanding an election to defer certain amounts under this Plan or under any other deferred compensation plan (qualified or nonqualified) maintained by the Company.

2.5              “Beneficiary” shall mean the person or persons designated by a Participant in accordance with Section 5.4 of the Plan. Where the context dictates, the term “Beneficiary” shall also mean “Beneficiaries.”

2.6              “Bonus” shall mean an amount awarded to a Participant which satisfies the definition of “performance-based compensation” as set forth in Treas. Reg. § 1.409A-1(e).

2.7              “Change of Control” means the occurrence of any of the following events, either individually or in combination:

(a)               Change of Ownership of the Company. A change of ownership of the Company occurs on the date that any one person or persons acting as a “Group” (other than Daniel G. Cohen, any member of Daniel G. Cohen’s immediate family, the DGC Family Fintech Trust and any controlled Affiliates of the foregoing), as determined under the rule in Paragraph (ii) below, acquires ownership of the Company, that, together with interest held by such person or Group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the Company or of any corporation that owns at least fifty percent (50%) of the total fair market value and total voting power of Company.

(i)                 However, if any person or Group is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the Company, the acquisition of additional interest by the same person or Group of persons is not considered to cause a Change of Control. In addition, Change of Control shall apply if there is an increase in the percentage owned by any one person or persons, acting as a Group, as a result of a transaction in which the Company acquires its interests in exchange for property. The rule set forth in the immediately preceding sentence applies only when there is a transfer of interests of Company and the interests of Company remain outstanding after the transaction.

(ii)              Persons will not be considered to be acting as a “Group” solely because they purchase or own an interest of the Company at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a Group if they are owners of Company and it, or its parent, enters into a merger, consolidation, purchase or acquisition of interests or similar business transaction with another corporation. If a person owns an interest in Company and another corporation is involved in a business transaction, then the owner of Company is deemed to be acting as a Group with other owners in the Company prior to the transaction.

(b)               Effective Change of Control. If the Company does not qualify under Subsection (i), above, then it may still meet the definition of Change of Control, on the date that either:

(i)                 Any one person, or more than one person, acting as a Group (other than Daniel G. Cohen, any member of Daniel G. Cohen’s immediate family, the DGC Family Fintech Trust and any controlled Affiliates of the foregoing) acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) ownership interests of Company possessing thirty-five percent (35%) or more of the total voting power of the Company; or

(ii)              A majority of the numbers of the Managing Board (the “Board”) are replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

(c)               Change in Ownership of Company’s Assets. A change in the ownership of a substantial portion of Company’s assets occurs on the date that any person, or more than one person acting as a Group (other than Daniel G. Cohen, any member of Daniel G. Cohen’s immediate family, the DGC Family Fintech Trust and any controlled Affiliates of the foregoing), acquires or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total fair market value equal to more than forty percent (40%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

(d)               There will be no Change in Control under Subsection (c) when there is a transfer to an entity that is controlled by the owners of the Company immediately after the transfer. A transfer of assets by Company is not treated as a change in ownership of such assets if the assets are transferred to:

(i)               an owner of Company (immediately before the asset transfer) in exchange for or with respect to its interest;

(ii)              an entity, fifty percent (50%) or more of the total value or voting interest of which is owned directly or indirectly, by the Company;

(iii)             a person, or more than one person, acting as a Group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting interest of the Company; or

(iv)             an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in Subsection (c), above.

For purposes of Paragraphs (i) through (iv) and except as otherwise provided, a person’s status is determined immediately after the transfer of the assets.

Notwithstanding the foregoing, the term “Change of Control” shall also have such additional meanings as are permitted or required in guidance issued by the Internal Revenue Service under Code section 409A.

2.8              “Committee” shall mean the committee designated by the Company to administer the Plan.

2.9              “Code” shall mean the Internal Revenue Code of 1986, as amended.

2.10            “Company” shall mean Cohen & Company Inc. and Affiliates including Cohen & Company, LLC.

2.11            “Company Allocations” shall mean allocations made by the Company to a Participant’s Account under the Plan as reflected in Award Letter. Company Allocations may be a percentage of the Participant’s Base Compensation or a fixed dollar amount.

2.12            “Credited Earnings” means the earnings or loss amounts credited to a Participant’s Account, as provided in Section 4.3.

2.13            “Deferral Agreement” shall mean a written agreement executed by the Participant and delivered to the Plan Administrator pursuant to which the Participant agrees to defer a certain portion of such Participant’s Base Cash Salary and/or Bonus and be paid at a later point in time provided that such deferrals are permitted by the Compensation Committee.

2.14            “Disability” or “Disabled” shall mean the inability of a Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, as provided in Code section 409A(a)(2)(C) and Prop. Treas. Reg. § 1.409A-3(g)(4). For purposes of this Section 2.13, a Participant will be deemed disabled if such Participant is determined to be totally disabled by the Social Security Administration. Moreover, a Participant will be deemed disabled if such Participant is determined to be disabled in accordance with a disability insurance program of the Company, provided that the definition of disability applied under such disability insurance program complies with the requirements of Treas. Reg. § 1.409A-3(i)(4).

2.15            “Effective Date” shall mean February 12, 2020, the effective date of this Plan.

2.16            “Eligible Executive” shall mean an Employee who satisfies the requirements of Section 3.1.

2.17            “Employee” means any individual employed by the Company on a regular, full-time basis (in accordance with the personnel practices of the Company).

2.18            “Employment Agreement” shall mean a properly executed employment agreement between the Company and an Employee.

2.19            “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

2.20            “Participant” shall mean an Eligible Executive who, for a given Plan Year, is participating in the Plan in accordance with the provisions of Article III. An individual shall remain a Participant until that individual has received full distribution of any amount credited to the Participant’s Account.

2.21            “Participating Employer” shall mean the Company and each other Affiliate that employees a Participant in the Plan.

2.22            “Plan” means the Cohen & Company Inc. Nonqualified Deferred Compensation Plan, a nonqualified deferred compensation plan for a select group of management and highly compensated employees, as contained herein and as the same may be amended hereafter.

2.23            “Plan Administrator” means the Committee or its designee. The Committee shall be responsible for the approval of all discretionary matters under the terms of the Plan and for all aspects of interpretation and administration of the Plan.

2.24            “Plan Year” means the twelve-month period ending on the December 31 of each year during which the Plan is in effect. The above notwithstanding, the first Plan Year shall be the period beginning on February 12, 2020 through December 31, 2020.

2.25            “Termination of Employment” shall mean the retirement, resignation, death, or other voluntary or involuntary termination of a Participant’s employment relationship with the Company or any Affiliate which satisfies the definition of “separation from service” pursuant to Treas. Reg. § 1.409A-1(h).

2.26            “Unforeseen Financial Emergency” means a Participant’s severe financial hardship due to an unforeseeable emergency resulting from a sudden and unexpected illness or accident of the Participant, or, a sudden and unexpected illness or accident of a dependent (as defined by Code section 152(a)) of the Participant, or loss of the Participant’s property due to casualty, or other similar and extraordinary unforeseeable circumstances arising as a result of events beyond the control of the Participant. Notwithstanding the foregoing, the Participant’s desire to send a child to college or to purchase a home is not an unforeseeable emergency.

(a)               Relief from Financial Hardship. No Unforeseen Financial Emergency shall be deemed to exist to the extent that the financial hardship is or may be relieved:

(i)               through reimbursement or compensation by insurance or otherwise;

(ii)              by borrowing from commercial sources on reasonable commercial terms to the extent that this borrowing would not itself cause a severe financial hardship;

(iii)             by cessation of deferrals under the Plan; or

(iv)             by liquidation of the Participant’s other assets (including assets of the Participant’s spouse and minor children that are reasonably available to the Participant) to the extent that this liquidation would not itself cause severe financial hardship.

For purposes of Paragraphs (i) through (iv), the Participant’s resources shall be deemed to include those assets of his or her spouse and minor children that are reasonably available to the Participant; however, property held for the Participant’s child under an irrevocable trust or under a Uniform Gifts to Minors Act custodianship or Uniform Transfers to Minors Act custodianship shall not be treated as a resource of the Participant.

(b)               Determination of an Unforeseen Financial Emergency. The Committee shall determine whether the circumstances of the Participant constitute an unforeseeable emergency and thus an Unforeseen Financial Emergency within the meaning of this Section. Following a uniform procedure, the Committee’s determination shall consider any facts or conditions deemed necessary or advisable by the Committee, and the Participant shall be required to submit any evidence of the Participant’s circumstances that the Committee requires. The determination as to whether the Participant’s circumstances are a case of an Unforeseen Financial Emergency shall be based on the facts of each case; provided however, that all determinations as to an Unforeseen Financial Emergency shall be uniformly and consistently made according to the provisions of this Section for all Participants in similar circumstances

Article III	Eligibility for Participation and Deferral of Compensation

3.1              Eligibility to Defer Compensation. An Employee shall be an Eligible Executive and eligible to defer participation in the Plan if such Employee:

(a)               is a member of a select group of management or highly compensated employees (within the meaning of sections 201(2), 301(3) and 401(a)(1) of ERISA) of the Company; and

(b)               is entitled to participate in the Plan pursuant to the terms of such Employee’s Employment Agreement or is otherwise designated by the Committee as an Employee eligible to participate in the Plan by receipt of an Award Letter.

The Committee may, in its sole discretion, modify the criteria for eligibility to participate in the Plan from time to time.

An Eligible Executive may elect to participate in the Plan by filing a completed and fully executed Award Letter (and any and all other forms as may be required by the Committee) with the Company’s Human Resources Department. Such forms must be received and acknowledged by the Company’s Human Resources Department in accordance with Section 3.3 below.

Once an Employee has been designated as eligible to participate in the Plan, such Employee shall thereafter remain eligible to participate in the Plan so long as such status has not been terminated by the Committee (and the Committee does not modify the eligibility standards for the Plan or terminate the Plan). The Committee may establish such procedures as it deems appropriate for notifying Employees of their status as Eligible Executives under the Plan. The Committee may terminate the eligible status of any designated Eligible Executive at any time. If an Eligible Executive is subsequently designated as no longer eligible to participate in the Plan, any Account previously established shall remain in existence and subject to the applicable provisions of this Plan until fully distributed as provided herein.

3.2              Deferrals. Upon the expressed approval of the Compensation Committee of the Board, a Participant may elect to defer, on a before-tax basis, the receipt of a chosen percentage of future Base Cash Salary and/or Bonus, if any, by filing a Deferral Agreement with the Company’s Human Resources Department pursuant to this Article III. A Participant must file a separate Deferral Agreement for each of the Base Cash Salary or Bonus. The Deferral Agreement must indicate the percentage amount to be deferred in whole percentages and must be filed in accordance with Section 3.3 below.

3.3              Timing of Deferral Elections.

(a)               Base Cash Salary. An election to defer Base Cash Salary shall be made prior to the first day of the Plan Year in which the amounts of Base Cash Salary would be earned. The amount to be deferred cannot exceed ten percent (10%) of such Participant’s Base Cash Salary for the Plan Year. Such deferrals shall be made pursuant to a Deferral Agreement which satisfies the requirements of Section 2.12 and shall be irrevocable.

(b)               Bonus. An election to defer any Bonus payment shall be made prior to the date which is six months prior to the last day of the Bonus determination period. Such deferrals shall be made pursuant to a Deferral Agreement which satisfies the requirements of Section 2.12 and shall be irrevocable.

(c)               Initial Deferral Election. If an Employee is designated as eligible to participate in the Plan during the course of a Plan Year, an election to defer amounts under the Plan shall be made by a date prescribed by the Committee, but in no event later than thirty (30) days after the Employee is designated as eligible to participate in the Plan. With respect to Base Cash Salary, such election shall apply to Base Cash Salary earned after the date of the election. With respect to any Bonus, such election shall apply to that portion of the Bonus earned after the date of the election which shall be equal to the total amount of the Bonus multiplied by the ratio of the number of days remaining in the Bonus determination period over the total number of days in the Bonus determination period (as specified under Treas. Reg. § 1.409A – 2(a)(7).)

Article IV	Accounts; Company Allocations and Credited Earnings

4.1              Accounts. The Committee shall maintain, or cause to be maintained, an Account for each Participant for the purpose of accounting for the Participant’s beneficial interest under the Plan, and which interest is attributable to Company Allocations and Participant deferrals (if any) and Company Allocations. In addition to the foregoing Accounts, the Committee shall maintain, or cause to be maintained, such other accounts, subaccounts, records or books as it deems necessary to properly provide for the maintenance of Accounts under the Plan, and to carry out the intent and purposes of the Plan.

4.2              Company Allocations. A Participant’s Account shall be credited with Company Allocations as specified under the terms of the Participant’s Employment Agreement or as otherwise authorized by the Company in its complete discretion.

4.3              Adjustment of Accounts. Company Allocations, Deferrals (if any) and Credited Earnings (if any), on the balances in the applicable Participant’s Account shall be credited to such Account as provided above. Charges to a Participant’s Account to reflect any distribution payments with respect to such Participant under the Plan shall be as of the date of any such payment. A Participant’s Account shall also be adjusted and charged for any administrative expenses or applicable taxes as are applicable to such Participant’s Account to the extent that such expenses and taxes are not separately paid for by the Company.

4.4              Account Balances. As of any relevant date, the balance credited to a Participant’s Account shall be the value of the balance standing to the credit of such Participant’s Account upon the completion of the valuation as of the close of the last day of the preceding month, adjusted to reflect any credits or charges made to such Account since such date or dates, including, without limitation, those adjustments to reflect deferrals to and payments from such Account.

4.5              Account Statements. The Committee shall periodically provide Participants with a statement concerning the status of such Participant’s Account.

Article V	Payment of Benefits

5.1            Payment Date. Except as otherwise provided in Section 5.2, Company Allocations shall be paid as of the date specified in the Award Letter. Participant elective deferrals of Base Cash Salary and/or Bonuses (if permitted by the Compensation Committee) shall be paid as set forth below.

(a)               Specified Date. Except as otherwise provided in Section 5.2, a Participant may elect to have all or any portion of deferred Base Cash Salary (if any), and/or deferred Bonus (if any) distributed as of any such date which is at least two years after the applicable Plan Year in which the amount deferred would otherwise have been earned. A Participant may elect no more than two specified dates with respect to any such deferral.

(b)               Termination of Employment. A Participant may elect to have all or any portion of deferred Base Cash Salary and/or deferred Bonus distributed as of any Participant’s Termination of Employment.

(c)               Subsequent Election. A Participant may elect to subsequently defer the specified payment date(s) for a minimum of five additional years from the previously-elected specified payment date(s), by filing a subsequent Deferral Agreement with the Committee on or before the close of business at least one year before the previously specified payment date(s).

(d)               Failure to make Election. If a Participant fails to make an election under this Section 5.1, with respect to deferred Base Cash Salary or deferred Bonus all such amounts allocated hereunder shall be deemed distributable upon Termination of Employment.

5.2            Time of Distribution

(a)            Distribution at Specified Payment Date.

(i)                 Except as otherwise provided in this Subsection (a) or in the remainder of this Section 5.2, if a Participant elects to receive a distribution at a specified payment date(s) in accordance with Section 5.1(a) above, the portion of the Participant’s Account deferred to such date shall be distributed as soon as administratively feasible, but no more than 90 days, following such date. The value of the Participant’s Account for which a distribution is being made shall be determined as of the last day of the month immediately preceding the Participant’s specified payment date.

(ii)               In the event of a Participant’s Termination of Employment prior to the specified payment date selected due to death, disability or Change of Control, all remaining payments due to such Participant under the Plan shall be distributed as soon as administratively feasible, but no more than 90 days, following the date of such Termination of Employment. The value of the Participant’s Account for which a distribution is being made shall be determined as of the last day of the month immediately preceding the date of distribution.

(b)               Distribution at Termination of Employment. If a Participant elects to defer payment until Termination of Employment, in accordance with Section 5.1(b) above, distribution of the Participant’s Account shall be distributed as soon as administratively feasible, but no more than 90 days, following the date of such Termination of Employment. The value of the Participant’s Account for which a distribution is being made shall be determined as of the last day of the month immediately preceding the date of distribution. In the event that a payment of the Participant’s Account (including that portion attributable to Company Allocations) under this subsection is to be made to an individual deemed a “specified employee” as defined under Section 409A(a)(2)(B), such Participant’s account shall be distributed no earlier than 185 days following the date of such Termination of Employment.

(c)               Death. In the event of the death of a Participant prior to the specified payment date(s) selected in accordance with Section 5.1(a), all remaining payments due to such Participant under the Plan shall be paid to the Participant’s Beneficiary in a single lump-sum cash payment as soon as administratively feasible, but no more than 90 days, following the Participant’s death. The value of the Participant’s Account for which a distribution is to be made to such Participant’s Beneficiary shall be determined as of the last day of the month immediately preceding the date of distribution. All payments to a Beneficiary under this Plan are subject to delivery to the Committee of such death certificate, letters testamentary, tax waivers, and other documents as the Committee may reasonably request.

(d)               Disability. A Participant who becomes Disabled while employed by a Participating Employer shall be eligible to receive a distribution of such Participant’s Account balance in a single lump sum as soon as administratively feasible, but no more than 90 days, following the date the Participant is determined to be Disabled. The value of the Participant’s Account for which a distribution is to be made shall be determined as of the last day of the month immediately preceding the date of distribution.

(e)              Change of Control. Notwithstanding any prior election under this Article V, in the event that a Participant experiences a Termination of Employment within two years immediately following a Change in Control, distribution of the Participant’s Account shall be distributed in a single sum as soon as administratively feasible, but no more than 90 days, following the date of such Termination of Employment.

5.3              Form of Distribution. Distribution shall be made in a single sum unless the Award Agreement authorizes distribution in a form to be elected by the Participant.

5.4              Designation of Beneficiary. Each Participant may designate a Beneficiary or Beneficiaries (who may be named jointly or successively), to whom survivor benefits under this Section 5.4 are to be paid upon such Participant’s death. Each such designation must be made and delivered to the Committee during the Participant’s lifetime, must be made in writing on a form prescribed for that purpose by the Committee and in conformity with the Committee’s applicable procedures, shall be effective when filed with the Committee, and shall revoke all prior designations (without the consent of a prior Beneficiary being required, except a spousal consent if required by law). In the event that a Participant has designated more than one Beneficiary without specifying the percentage interest of each Beneficiary, then each such Beneficiary shall have the same percentage interest. If no Beneficiary is designated or if no designated Beneficiary survives the Participant, the applicable benefit shall be payable to the Participant’s surviving spouse or, if there is no surviving spouse, to the Participant’s estate.

5.5              Distribution Due to an Unforeseen Financial Emergency. A Participant may request a distribution of all or a portion of such Participant’s Account in the event of an Unforeseen Financial Emergency. The Participant shall submit such forms and information as required by the Plan Administrator to establish the occurrence of an Unforeseen Financial Emergency.

5.6              Loans. A Participant shall not be permitted to take any loans from such Participant’s Account under the Plan.

Article VI	Funding of the Plan

6.1              Funding. All amounts paid under this Plan shall be paid from the general assets of the Company or other Participating Employer. Benefits shall be reflected on the accounting records of the Company, but neither this Plan nor the maintenance of such accounting records shall be construed to create, or require the creation of, a trust, custodial account, or escrow account with respect to any Participant. No Participant shall have any right, title, or interest whatsoever in or to any investment reserves, accounts, or funds that the Company may purchase, establish, or accumulate to aid in providing the unfunded benefit payments described in the Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create, or be construed to create, a trust or fiduciary relationship of any kind between a Participating Employer or the Committee and a Participant or any other person. Participants shall not acquire any interest under the Plan greater than that of an unsecured general creditor of a Participating Employer.

6.2              Creation of Rabbi Trust. The Company may elect, at any time and in its sole discretion, to establish a grantor, or “rabbi,” trust within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Code. If so established, the Company or a Participating Employer shall contribute to the rabbi trust assets that shall be held subject to the claims of the Company’s creditors, in the event of the Company’s insolvency, until such assets shall be paid to Plan Participants or their Beneficiaries in the manner provided in Article V of the Plan.

Article VII	Administration

7.1              Administration. The Committee shall administer this Plan in a manner consistent with an unfunded plan that is not intended to meet the qualification requirements of Code section 401. The Committee shall have the full power, discretion and authority to interpret, construe and administer this Plan, and to establish and maintain rules and procedures to administer this Plan. The Committee shall establish and maintain such accounts or records that the Committee may from time to time consider necessary. The Committee may engage or designate such persons as it shall determine to perform on its behalf the services required of it hereunder, and may, by a written instrument:

(a)               designate one or more of them to execute all documents and other instruments proper, necessary, or desirable in order to effectuate the purposes of the Plan, and

(b)               change any such designation theretofore made, and any Committee member may revoke any such designation theretofore made.

An employee of the Company, or an unaffiliated person or entity designated by the Committee, shall be deemed to be the Plan Administrator within the meaning of section 3(16)(A) of ERISA. If no such employee shall be so designated, the Committee shall be deemed to be the Plan Administrator for this purpose to the extent applicable.

7.2          Finality of Determination. All determinations of the Committee shall be final, binding and conclusive upon the Participating Employers and all employees who shall have become Participants in the Plan in accordance with the applicable provisions of the Plan, as well as their respective heirs, administrators, executors, successors, and assigns.

7.3          Indemnification. The members of the Committee, its agents, officers, directors, and employees of each Participating Employer shall be indemnified and held harmless by the Participating Employers against and from any and all loss, costs, liability, or expense that may be imposed upon or reasonably incurred by them in connection with or resulting from any claim, action, suit, or proceeding to which they may be a party, or in which they may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by them in settlement (with the Company’s written approval) or paid by them in satisfaction of a judgment in any such action, suit, or proceeding. The foregoing provision shall not be applicable to any person if the loss, costs, liability, or expense is due to such person’s gross negligence or willful misconduct.

7.4          Unsecured Interest. No Participant or Beneficiary shall have any interest whatsoever in any specific asset of a Participating Employer. To the extent that any person acquires a right to receive payments under this Plan, such right shall be no greater than the right of any unsecured general creditor of a Participating Employer.

Article VIII	Claims Procedure

8.1          Claims Procedure. The Committee shall have the exclusive right to interpret the Plan and to decide any and all matters arising thereunder. In the event of a claim by a Participant as to the amount of any distribution or method of payment under the Plan, within 90 days of the filing of such claim, unless special circumstances require an extension of such period, such person will be given notice in writing of any denial, which notice will set forth the reason for denial, the Plan provisions on which the denial is based, an explanation of what other material or information, if any, is needed to perfect the claim, and an explanation of the claims review procedure. The denial of the claim will be final without the right of review unless the Participant appeals such denial within 60 days of the date of receipt of such denial by filing notice in writing with the Committee at the following address:

Rachael Fink, Esquire
Senior Vice President & General Counsel
3 Columbus Circle
24th Floor
New York, NY 10019

The Participant will have the right to review pertinent Plan documents and to submit issues and comments in writing. The Committee will make a decision in writing within 60 days of receiving the request for review, unless special circumstances require an extension of such period. The decision on review will be in writing and will include specific reasons and references to the pertinent plan provisions on which the decision is based.

8.2          Finality of Committee Determinations. Determinations by the Committee and any interpretation, rule, or decision adopted by the Committee under the Plan or in carrying out or administering the Plan shall be final and binding for all purposes and upon all interested persons, their heirs and personal representatives.

8.3          Additional Claim Information

(a)               Authorized Representative. Any claimant may be represented by an authorized representative. The Committee may, however, determine reasonable procedures to determine whether an individual is authorized to act on behalf of an individual.

(b)               Administrative Safeguards. The Committee shall determine administrative safeguards designed to ensure and verify that all determinations are made in accordance with governing Plan documents and that all Plan provisions are applied consistently with respect to similarly situated claimants.

(c)               Tolling of Response Periods. The review periods described in Section 8.1 shall be tolled for periods during which the claimant is responding to a request for additional information that the reviewing entity has determined is necessary to process the claimant’s claim. The claimant shall have 45 days to provide the requested information. The review periods described in Section 8.1 shall recommence on the earlier of (i) the date the claimant provides the requested information, or (ii) the end of the 45-day period.

(d)               Exhaustion of Remedy. No claimant may institute any action or proceeding in any state or federal court of law or equity, or before any administrative tribunal or arbitrator, for a claim for benefits under the Plan, until such claimant has first exhausted the procedures set forth in this Article.

(e)               Claims Review. All interpretations, determinations, and decisions of the reviewing entity with respect to any claim will be its sole decision based upon the Plan documents and will be deemed final and conclusive. If an appeal is denied, in whole or in part, however, a claimant shall have a right to file suit in a state or Federal court.

Article IX	General Provisions

9.1              Effect of Merger, Consolidation Acquisition or Reorganization. In the event of a merger, consolidation, acquisition or reorganization where a Participating Employer is not the surviving organization, this Plan shall terminate with respect to such Participating Employer, no additional benefits shall accrue for the Employees of such organization, and unpaid benefits shall be paid upon the termination of the Plan with respect to such Participating Employer.

9.2              Amendment or Termination. The Company may amend, modify, or terminate this Plan at any time and in any manner. Such actions by the Company shall be binding upon all Participating Employers under the Plan. No such amendment or termination shall deprive any Participant of such Participant’s benefits accrued under the Plan at the time of such amendment or termination. Notice of such amendment or termination shall be given in writing to each Participant and Beneficiary of a deceased Participant having an interest in the Plan. In the event of a termination of the Plan, pursuant to this Section 9.2, no further benefits shall accrue under this Plan, and amounts which are then payable shall continue to be an obligation of the Participating Employer and shall be paid as scheduled.

Notwithstanding any other provision of the Plan to the contrary, the Plan may be amended at any time and in any manner that the Committee determines, in its sole and absolute discretion, to be necessary to ensure that the Plan and all benefits thereunder comply with the requirements of Code section 409A.

9.3              No Right to Continuing Employment. Nothing in this Plan shall (i) interfere with or limit in any way the right of a Participating Employer to terminate any Participant’s employment at any time, or (ii) confer upon any Participant any right to continue in the employ of a Participating Employer. A Participating Employer may take any action (including discharge) with respect to any Employee or other person and may treat such person without regard to the effect which such action or treatment might have upon such person as an Employee under this Plan.

9.4              Non-alienation of Benefits. Except as required by any applicable law, or if permitted by the Committee, pursuant to a domestic relations order, no benefit or payment under this Plan, shall be subject to alienation, anticipation, commutation, pledge, encumbrance, or assignment, whether voluntarily or involuntarily contingently, or otherwise, except the right to designate a Beneficiary in accordance with Article V, nor shall this Plan be in anyway liable for or subject to the debts, contracts, liabilities, engagements or torts of any person entitled to such benefit or payment.

9.5              Offset. Notwithstanding any provisions of this Plan to the contrary, the Company may offset any amounts to be paid to a Participant (or to such Participant’s Beneficiary) hereunder against any amounts which such Participant may owe to the Company.

9.6              Binding on Participating Employers, Participants and Their Successors. It is intended that the Participating Employers are under a contractual obligation to pay a Participant the amount of such Participant’s Account balance when the Participant is eligible to receive and elects to receive a distribution from the Plan. All payments of benefits under this Plan shall be made out of the Participating Employer’s general assets. The provisions of this Plan shall be applicable with respect to each Participating Employer separately, and the Participating Employer of the particular Participant hereunder shall pay amounts payable. In the event any Participant becomes entitled to a benefit under this Plan based on service with more than one Participating Employer, the benefit obligations under this Plan shall be apportioned among such Participating Employers as determined by the Committee.

9.7          Payments to Minors; Incapacity of Recipient

(a)               Any amount payable to or for the benefit of a minor, an incompetent person, or any other person incapable of receipt thereof may be paid to such person’s guardian, to any trustee or custodian holding assets for the benefits of such person, or to any person providing, or reasonably appearing to provide, for the care of such person, and such payment shall fully discharge the Committee, the Participating Employers, and this Plan with respect thereto of their obligations under this Plan.

(b)               If a court of competent jurisdiction determines that the Participant or any other person entitled to benefits under this Plan is incompetent by reason of physical or mental disability, the Committee shall have the power to cause the payments becoming due to such Participant or other person to be made to a court-appointed guardian without any responsibility to see to the application of such payments. Any payment made pursuant to such power shall, as to the amount of such payment, operate as a complete discharge of the Participating Employers, of their obligations under this Plan.

9.8         Governing Law. Except to the extent preempted by federal law, this Plan shall be governed and construed in accordance with the laws of the [State of Delaware]. All disputes arising hereunder shall be brought in a forum convenient to the Company or an Affiliate, and the Participant, by participating in the Plan, hereby consents to any such forum as the Company or Affiliate may determine in its sole discretion.

9.9         Severability. If any provision of this Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provision of the Plan, and the Plan shall be construed and enforced as if such provision had not been included therein.

9.10      Interpretation. In the event an ambiguity arises between the terms of this Plan as set forth herein and any communication, statement, or inference of any kind, whether or not in writing, made by any person, the terms of this Plan, subject to the Committee’s interpretation, shall control.

9.11       Limitations on Liabilities. No liability shall attach to or be incurred by any officer or director of the Company under or by reason of the terms, conditions and provisions contained in this Plan, or for the acts or decisions taken or made thereunder or in connection therewith. As a condition precedent to participation in this Plan or the receipt of benefits thereunder, or both, such liability, if any, is expressly waived and released by a Participant and by any and all persons claiming under or through a Participant or any other person. Such waiver and release shall be conclusively evidenced by any act of participation in or the acceptance of benefits under this Plan.

9.12             Plan Expenses. The books and records to be maintained for the purpose of this Plan shall be maintained by the Company at its expense and shall be subject to the supervision and control of the Committee. All expenses of administering this Plan shall be paid by the Company either from funds set aside or earmarked under the Plan or from other funds.

9.13             Withholding. The Company shall have the right to deduct from all payments made from the Plan any federal, state, or local taxes required by law or elected by a Participant to be withheld with respect to such payments as may be required under any income tax or other law, whether of the United States or any other jurisdiction. To the extent a Participant is subject to FICA taxes with respect to benefits accrued but not yet payable under the Plan pursuant to Code section 3121(v), as a condition of participation hereunder, each such Participant shall direct the Company to withhold from such Participant’s current salary amounts thereby due and payable.

9.14             Tax Effect. Neither the Company, the Committee, nor any firm, person, or corporation represents or guarantees that any particular federal, state, or local tax consequences will occur as a result of any Participant’s participation in this Plan. Each Participant shall consult with appropriate personal advisers regarding the tax consequences of participation in this Plan.

9.15            Effect on Other Employee Benefits. Amounts deferred under this Plan shall, to the extent allowable under applicable law, be included in creditable compensation when computing benefits under any other Participating Employer-sponsored employee benefit plan. The treatment of such amounts under other employee benefit plans shall be determined pursuant to the provisions of such plans. The benefits of the Participant or any other person entitled to benefits under this Plan shall be in addition to any benefits paid or payable to, or on account of the Participant or such other person under any other pension, disability, equity, annuity or pension plan or policy whatsoever. Nothing herein contained shall in any manner modify, impair or affect any existing or future rights of a Participant to receive any employee benefits to which such Participant would otherwise be entitled or to participate in any current or future employee benefit plan of a Participating Employer, or any other supplemental arrangement which constitutes a part of the Participating Employer’s regular compensation structure.

9.16          Number and Headings. Except when otherwise indicated by the context, the definition of any term in the singular shall also include the plural. Headings of Articles and Sections herein are included solely for convenience, and if there is any conflict between such headings and the text of the Plan, the Plan text shall control.

    In Witness Whereof, the authorized representative of the Company has signed this document effective as of February 12, 2020.

COHEN & COMPANY INC.

By:	/s/ Joseph W. Pooler, Jr.
Name:	Joseph W. Pooler, Jr.
Title:	Executive Vice President, Chief Financial Officer and Treasurer